UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

August 15, 2025

Date of Report (Date of earliest event reported)

CONNEXA SPORTS TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-41423	61-1789640
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

74 E. Glenwood Ave. #320

Smyrna, DE 19977

(Address of principal executive offices, including Zip Code)

(443) 407-7564

(Registrant’s telephone number, including area code)

2709 N. Rolling Road, Suite 138

Windsor Mill, MD

21244

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	YYAI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously reported, on June 12, 2025, Warren Andrew Thomson resigned from the board of directors (the “Board”) of Connexa Sports Technologies Inc. (the “Company”) and all committees thereof, effective immediately.

Also as previously reported, on July 9, 2025, the Company received a letter (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, as a result of Warren Andrew Thomson’s resignation from the Board and the audit committee of the Board (the “Audit Committee”), the Company is not currently in compliance with Nasdaq Listing Rule 5605. The Notice has no immediate effect on the listing or trading of the Company’s common stock. Nasdaq Listing Rule 5605 requires that (i) a majority of the Board be comprised of independent directors and (ii) the Audit Committee be comprised of at least three independent directors. The Company currently has four directors, only two of whom qualify as independent directors. In addition, the Audit Committee currently comprises only two independent directors.

To regain compliance with Nasdaq Listing Rule 5605, on August 15, 2025, in accordance with the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board appointed Bini Zhu to the Board. Ms. Zhu will also serve on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board has determined that Ms. Zhu is an independent director as defined in Nasdaq Rule 5605(a)(2) and SEC Rule 10A-3 and is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

On the same day, the Company entered into a Director Service and Indemnity Agreement (the “Director Agreement”) with Ms. Zhu. Pursuant to the Director Agreement, Ms. Zhu will receive compensation for her service on the Board and any of its committees for cash compensation of $15,000 per financial quarter as payment in arrear.

As a result of Ms. Zhu’s appointment to the Board, the Company believes that it has now regained compliance with the independent director and the audit committee composition requirements as set forth in Nasdaq Listing Rule 5605.

The foregoing description of the terms of the Director Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Director Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Bini Zhu is a certified public accountant licensed in Texas with expertise in financial reporting, IPO auditing, regulatory compliance, and cross-border transactions. With over eight years of experience, Ms. Zhu has successfully guided multiple companies through IPOs on Nasdaq, the NYSE, and the OTC markets. She specializes in addressing complex audit challenges, risk mitigation, SEC filings, and capital structuring.

Ms. Zhu has been a partner at Nordic Consulting Co., Ltd. since March 2024, where she assists clients with financial reporting for SEC filings, advises them on fundraising strategies, particularly with respect to public capital markets, and helps with investor roadshows, preparing pitch decks and financial models to communicate her clients’ value proposition to potential investors. From February 2022 to March 2024, Ms. Zhu was an audit manager at WWC, P.C., where she led IPO audit engagements for Asian and U.S. companies on Nasdaq and the NYSE, focusing on compliance with SEC and PCAOB guidelines. As a senior audit associate at Marcum LLP from March 2019 to February 2022, Ms. Zhu helped clients navigate the IPO process by assisting with financial statements and internal control assessments and documenting audit procedures to improve compliance with U.S. and international standards.

The Board believes that Ms. Zhu’s qualification as a certified public accountant, as well as her experience with listed companies’ audits, regulatory compliance, and cross-border transactions, will enable her to contribute meaningfully to the Company as an independent director.

Family Relationships

Ms. Zhu does not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

There are no related party transactions with regard to Ms. Zhu reportable under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Director Service and Indemnity Agreement, dated August 15, 2025, by and between Connexa Sports Technologies Inc. and Bini Zhu
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Connexa Sports Technologies Inc.
a Delaware corporation

Dated: August 21, 2025	By:	/s/ Thomas Tarala
Chief Executive Officer